Exhibit 99.1

NEWS for Immediate Release

MANITOWOC PROVIDES UPWARD REVISION
TO 2006 EARNINGS GUIDANCE

MANITOWOC, Wis. - June 28, 2006 — The Manitowoc Company, Inc. (NYSE: MTW) today announced that it expects second-quarter 2006 earnings per share to be approximately $0.10 in excess of Wall Street average estimates. Because of this second-quarter performance and its outlook for the remainder of the year, the company is also increasing its full-year guidance for 2006 earnings per share to a range of $2.50 - $2.60 from the $2.15 — $2.25 range confirmed at the end of the first quarter. Reported GAAP earnings per share will include a charge of $0.15 for the redemption of the 10-3/8% Senior Subordinated Notes due 2011 and $0.01 loss from discontinued operations, resulting in a GAAP earnings guidance range of $2.35 — $2.45 per share.

“Our global leadership in the lifting industry continues to drive Manitowoc’s strong financial performance,” said Terry D. Growcock, chairman and chief executive officer. “As we enter the summer construction season — traditionally the period of greatest lifting activity — global demand for our entire product line is exceeding our own expectations, and we expect that demand to remain solid throughout this current construction cycle. In  addition to our Crane segment’s strong performance, our Foodservice and Marine segments continue to contribute and perform as planned.”

The Manitowoc Company, Inc. will issue its second-quarter 2006 earnings on July 26, 2006 and will host an earnings conference call on July 27, 2006 at 9:00 AM Central time.

About The Manitowoc Company

The Manitowoc Company, Inc. is one of the world’s largest providers of lifting equipment for the global construction industry, including lattice-boom cranes, tower cranes, mobile telescopic cranes, and boom trucks. As a leading manufacturer of ice-cube machines, ice/beverage dispensers, and commercial refrigeration equipment, the com-pany offers the broadest line of cold-focused equipment in the foodservice industry. In addition, the company is a leading provider of shipbuilding, ship repair, and conversion services for government, military, and commercial customers throughout the U.S. maritime industry.

Forward-looking Statements

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. These statements and potential factors include, but are not limited to, those relating to:

     — anticipated changes in revenue, margins, and costs,

     — new crane and foodservice product introductions,

     — foreign currency fluctuations,

     — increased raw material prices,

     — steel industry conditions,

     — the risks associated with growth,

     — geographic factors and political and economic risks,

     — actions of company competitors,

     — changes in economic or industry conditions generally or in the markets served by our  companies,

     — work stoppages and labor negotiations,

     — government approval and funding of projects,

     — the ability of our customers to receive financing, and

     — the ability to complete and appropriately integrate restructurings, consolidations, acquisitions, divestitures, strategic alliances, and joint ventures.

Information on the potential factors that could affect the company’s actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006.

Company contact:
Carl J. Laurino
Senior Vice President & Chief Financial Officer
920-652-1720